EXHIBIT 99.8

The Data Warehousing Institute

5200 Southcenter Blvd., Suite 250

Seattle, WA 98188

September 18, 2003

VIA FACSIMILE: 512-457-7001

Ms. Ariane Chan

Gray Cary Ware & Freidenrich LLP

1221 South MoPac Expressway

Suite 400,

Austin, TX 78746-6875

Re: Data Junction Corporation

Dear Ariane:

The Data Warehousing Institute, hereby consents to Data Junction’s citation of the following data of TDWI in the registration statement on Form S-4 of Pervasive Software, Inc. that will be filed within the a few days:

“According to The Data Warehousing Institute, it was not until “the mid-1990s” that “vendors recognized an opportunity and began shipping ETL tools designed to reduce or eliminate the labor-intensive process of writing custom ETL programs.” By the late 1990s, dozens of vendors were offering hundreds of different ETL tools and enterprises were budgeting “40 to 70 percent of project development effort for their ETL tasks.” Today, ETL has become an essential component in most enterprises’ integration projects, everything from traditional ETL processes and data warehouse and business intelligence (BI) projects to Web services and enterprise information integration (EII).”

“Figures from The Data Warehousing Institute state that ETL development work normally consumes up to 80 percent of all business intelligence projects.”

Very truly yours

/s/    DENELLE HANLON

Denelle Hanlon

Director, Global Business Development